EXHIBIT 4.1

ELECTION REGARDING PAYMENTS DUE JUNE 13, 2007 ON SERIES A
15% SECURED CONVERTIBLE PROMISSORY NOTES

The undersigned Holder hereby elects to have Matritech, Inc. defer all payments due June 13, 2007 for principal on the Series A 15% Secured Convertible Promissory Notes held by the Holder to July 13, 2007.

Holder: ______________________ By:__________________________ Name:________________________ Title:_________________________ Date:_________________________